Exhibit 13.1

TERRACYCLE

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Recycle | Zero Waste Box™ | Reuse with Loop | About TerraCycle | Partner with us

investors


Tom Szaky
Founder & CEO, TerraCycle
Our business model starts with recycling
Recycle

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Welcome
Tom Szaky
TerraCycle, CEO

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Last round Reg-A investors have been paid dividends.[2]

Named one of TIME Magazine's 100 most influential companies, TerraCycle[1] makes money recycling what no one else will, like candy wrappers, coffee pods, kids' car seats, and hundreds of other waste streams. And, we've done it profitably for 10 years, while distributing **dividends between 17% and 20%** of invested capital to last round Reg-A investors.

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+75% revenue growth
$43.1M
$24.7M
2020
2024

Featured in over 140,000 articles globally[1]

Major media outlets around the world have featured TerraCycle multiple times.

48x	4x	39x	95x
CNN	TIME	Bloomberg	The New York Tim

Globally recognized by 200+ awards for sustainability, innovation, and impact[1]

Most Innovative Companies by Fast Company

2022 Companies to Watch by NJBiz

2024 Power of Beauty Awards by Keep America Beautiful

Real Leaders Impact Awar by Real Leaders

The industry leader, dominating search engines

When you search Google for recycling solutions for hard-to-recycle waste, TerraCycle dominates. **Try it yourself.**

P R O B L E M of waste isn’t recycled Not because it’s impossible, but because it’s not profitable. 95% (4) Highlights 20+ years of US recycling partnerships with many of the world’s biggest brands and retailers Profitable Preparing for potential exit Dividends have been paid every year (3) (2) Join waitlist

CYCLE

Traditional recyclers only accept materials that a profitable to recycle, based on their recovered material value alone, like aluminum and cardboar Everything else, from cosmetics to shoes, cost mor recycle than the resulting materials are worth. TerraCycle specializes in building business models allow the hard-to-recycle to be recycled.

Learn more about the waste crisis in TerraCycle CE Tom Szaky's books: **Outsmart Waste** and **The Futu of Packaging**.

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SOLUTION

We develop profitable business models to recycle what others won't

Revenues are diversified across three primary segments, with a goal to support stability and resilience.


RECYCLE HERE

Programs

Brands, retailers, and other businesses partner with us to enable recycling solutions for their hard-to-recycle waste, from cannabis packaging to toothbrushes, and hundreds of other waste streams.



Commercial recycling

We handle universal and regulated waste, like batteries, e-waste, and lightbulbs, for industrial customers.


RECYCLE

Direct: E-commerce Zero Waste Boxes

Customers, from individuals to businesses, purchase our prepaid solutions to recycle almost anything.

[Learn more about our recycling partnerships.]

TRACTION

Demonstrated track record of profitability

75% revenue growth from 2020 to 2024[2]

Gross profit $25.8M in 2024[2]

3 strategic, accretive acquisitions completed

First-round Reg-A investors have seen between 17% and 20% of their investment paid in dividends[2]

Diversified revenue streams

Our solutions are designed to meet the needs of every customer—whether it be a CPG brand, warehouse, retailer, small business, or individual. This creates diversified revenue streams that support market resilience and continued growth opportunities.

Brand-funded recycling programs | Retail-funded recycling | Universal waste solutions | Industry solutions


BAUSCH + LOMB

Contacts with Bausch + Lomb


Gillette

Razors with Gillette®



Sauce p

CREDIBILITY

World-class standards[1]



Recycling, guaranteed

We guarantee to recycle all of the accepted waste sent to us through all TerraCycle recycling solutions (that's approximately 98.3% of the waste we receive).



Supply chain excellence

External and internal audits of our supply chain are performed on an ongoing basis. We invest heavily in tracking software, expert personnel, and equipment to ensure our processes are optimized.

Third-party verified

Alongside *Bureau Veritas*—a world leader in testing, inspection, and certification services—we developed a first-of-its-kind, auditable standard to ensure strong traceability.

GLOBAL LEADERSHIP

Breakthroughs on a global stage[1]

Closed-loop recycling | Featured at global events | Major R&D recycling innovations | Recycling at scale

I M P A C T TerraCycleglobal impact (1) Asics shoes recycled into the same shoe. Coca-Cola bottlesmade from rPET bottles Pilot pen

Home, pet, and garden packaging
Recycle

Better for the planet

Not only has TerraCycle kept **8 billion items** of waste* out of landfills and incinerators, but our third-party reviewed Life Cycle Assessment shows that TerraCycle recycling methods result in a **71% reduction of carbon emissions compared to waste-to-energy and a 53% reduction compared to municipal landfill models**[5]. We also measure Scope 1, 2, and 3 emissions across our entire enterprise.

TERRACYCLE GLOBAL FOUNDATION

TerraCycle Foundation

TerraCycle US, Inc. actively supports the TerraCycle Foundation **(independent US public charity):** The TerraCycle Foundation's mission is to reduce the flow of plastic waste from rivers and canals before it can reach the ocean. In close partnership with local communities, the Foundation collects and recycles trash from heavily polluted waterways, already removing over 3 million lbs of waste. Verra has awarded Plastic Credits for the Foundation's work cleaning up canals and waterways in Bangkok, Thailand.

Community Alongside our program partners, TerraCycle raised over $20 million for charities and schools worldwide**, in addition to our grassroots efforts to donate dozens of high-quality recycled playgrounds, community gardens, exercise parks, and more to communities in need.

ROADMAP

The Goal: Drive profitable revenue growth and prepare for exit



TERRACY
COMMERC
Rec
for



RACYCLE



ECONOMIC

①

Continue strategic acquisitions

Capital will be used to acquire additional profitable recycling businesses, which become more efficient and grow faster once integrated into TerraCycle.

②

Grow revenue

Continue to grow revenue, which increased 75% to $43M in the last 4 years[2].

③

Looking ahead

Preparing for a shareholder exit, which could include a change of control or future IPO[3].

The team behind TerraCycle[2]

Tom Szaky is the founder and CEO of TerraCycle and Loop. TerraCycle operates in 18 countries, with over 150 employees in the US and 350 around the world.

Tom and TerraCycle have received 200+ awards from organizations including the United Nations, World Economic Forum, Fortune Magazine, and the U.S. Chamber of Commerce for work in sustainability and entrepreneurship.

The website address for TerraCycle is www.terracycle.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Form C. Investors should not rely on any such information in deciding whether to purchase our TerraCycle Investor Webinar | December 11, 2025 Watch Our LatestWebinar

Class B Non-Voting Preferred Stock. IMPORTANT NOTICE AND DISCLAIMER In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature. These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration. This landing page contains forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this disclosure document and the company offering materials, the words “estimate”, “project”, “believe”, “anticipate”, “intend”, “expect”, “will”, and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s action results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances after such state or to reflect the occurrence of unanticipated events. No money or other consideration is being solicited, and if sent in response, will not be accepted.No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. An offering statement regarding this offering has been filed with the SEC. You may obtain a copy of the preliminary offering circular that is part of that offering statement from: https://www.sec.gov/Archives/edgar/data/1714781/000110465926013384/tm2533875d1_partiiandiii.htm Sources * Item count is global and approximated based on weight calculations. Actual item counts may vary. The item count references our parent company, TerraCycle Inc. See further disclosure in footnote (1) ** Calculated based on global TerraCycle Recycling Rewards earned for shipments through our brand sponsored national recycling programs. TerraCycle Recycle Rewards total references our parent company, TerraCycle Inc. See further disclosure in footnote (1) (1) This Offering invites you to invest in TerraCycle US, Inc. (TCUS), a subsidiary of TerraCycle, Inc. (Parent). The Parent operates through subsidiaries in 18 countries, including the US through TCUS. TCUS generated 60% of the Parent’s revenue in fiscal 2024. It is important that potential investors understand that an investment in TCUS is not an investment in the Parent, which is not currently offering shares to the public. An investment in this offering provides an equity interest exclusively in TCUS, and does not convey an interest in the Parent, in any TerraCycle international subsidiaries, nor in Loop (a reuse company being developed by the Parent). Many TCUS achievements, including media recognition and awards acknowledge TCUS in the context of the Parent. Any references or statistics in this Offering that refer to global achievements of “TerraCycle” refer to the global impact of the Parent, including TCUS. The ultimate exit for investors of TCUS is likely tied to a liquidity event on the Parent level. A potential exit, if at all, could be in terms less favorable than what you are paying for this investment. (2) Historical results may not be indicative of future results. (3) A potential exit for TerraCycle US Inc. investors may be when a sale, merger, public offering, or other liquidity event on the parent company, TerraCycle, Inc., occurs (collectively a “parent exit”). It is also possible that TerraCycle US Inc. could have a liquidity event independent of, or prior to, a parent exit. No assurance can be given as to whether or when a TerraCycle US Inc. liquidity event or a parent exit might occur, or what the valuation or terms applicable to any such transaction may be. A potential exit, if at all, could be in terms less favorable than what you are paying for this investment. (4) GreenPeace Report (5) Kannan, A. (2024). TerraCycle Rigid Plastics Life Cycle Assessment (LCA) Summary Findings. TerraCycle.

The company is “testing the waters” under Regulation A+. This process allows companies to determine whether there may be interest in an eventual offering of its securities. The company is not under any obligation to make an offering under Regulation A. it may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If the company does go ahead with an offering, it will only be able to make sales after it has filed an Offering Statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the Offering Statement. The information in that Offering Statement will be more complete than the information the company is providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. © All Rights Reserved Manage Cookies Privacy Policy